UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2019

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 636-1200

(Former name or former address, if changed since last report.)	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 par value	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230 .40 5 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2019, Modine Manufacturing Company (the “Company”)  entered into a Fourth Amended and Restated Credit Agreement among the Company, the initial subsidiary borrower party thereto, the institutions party thereto as lenders and JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent (the “Amended and Restated Credit Agreement”), amending and restating its existing Third Amended and Restated Credit Agreement (the “Existing Credit Agreement”) previously scheduled to mature in November 2021.  The Amended and Restated Credit Agreement provides for (i) a senior secured revolving credit facility that matures on June 28, 2024 with an initial maximum aggregate amount of availability of $250 million and (ii) senior secured $155 million and €40 million term loan facilities, each payable in quarterly principal installments equal to 1.625% of the original principal amount of the respective term loan facility commencing September 30, 2019 with a balloon payment of the entire remaining outstanding principal balance due at maturity on June 28, 2024.

The Amended and Restated Credit Agreement requires the Company to maintain compliance with various covenants, including a net leverage covenant, which generally limits the ratio of (i) the Company’s consolidated total debt, subject to certain adjustments, on the last day of any fiscal quarter to (ii) the Company’s consolidated net income before interest, taxes, depreciation and amortization, subject to certain adjustments (“EBITDA”), for the four consecutive fiscal quarters then ended, to 3.25 to 1.00, and an interest expense coverage ratio, which requires the ratio of the Company’s EBITDA for any period of four consecutive fiscal quarters to the Company’s consolidated interest expense paid in cash for the same period to equal at least 3.00 to 1.00. Notwithstanding the foregoing, the Company may elect (but not more than three times during any five consecutive year term of the Amended and Restated Credit Agreement) to temporarily increase the maximum permitted net leverage ratio in connection with certain material acquisitions to up to 3.75 to 1.00. The Existing Credit Agreement also included a 3.25 to 1.00 maximum net leverage ratio and a 3.00 to 1.00 minimum interest expense coverage ratio, subject to the Company’s right to temporarily increase the maximum permitted net leverage ratio to up to 3.75 to 1.00 in connection with certain material acquisitions.

The Amended and Restated Credit Agreement also contains customary events of default. If an event of default under the Amended and Restated Credit Agreement occurs and is continuing, then the administrative agent may with the consent of the lenders holding a majority of the outstanding unused commitments and credit exposure (the “Required Lenders”), and shall at the request of the Required Lenders, declare any outstanding obligations immediately due and payable. In addition, the amount of any outstanding obligations under the Amended and Restated Credit Agreement will become immediately due and payable in the event that the Company or any of certain specified subsidiaries thereof becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law or becomes unable to pay its debts generally as they become due.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.  In the ordinary course of business, certain of the lenders under the Amended and Restated Credit Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company and/or one or more of its subsidiaries for which they have received, and may in the future receive, compensation.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03 in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Amended and Restated Credit Agreement dated as of June 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2019
MODINE MANUFACTURING COMPANY

	By:	/s/ Sylvia A. Stein
Sylvia A. Stein
Vice President, General Counsel & Corporate Secretary